Exhibit 16.1

January 7, 2026

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Riverview Bancorp, Inc. included under Item 4.01 of its Current Report on Form 8-K dated January 7, 2026 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Delap LLP